File No. 33-55161
                                                Under the Securities Act of 1933
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM T-1

                            STATEMENT OF ELIGIBILITY
                         UNDER THE TRUST INDENTURE ACT
                            OF 1939 OF A CORPORATION
                          DESIGNATED TO ACT AS TRUSTEE

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   CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT TO
                             SECTION 305(b)(2) [ ]

                              SUNTRUST BANK, N.A.
              (Exact name of trustee as specified in its charter)

A national banking association                         62-0802533
(Jurisdiction of incorporation                         (I.R.S.
Employer or organization if                            Identification No.)
not a national bank)

201 Fourth Avenue North                                37219
Nashville, Tennessee                                   (Zip Code)
(Address of principal executive offices)

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                                 Donna Williams
                                 Vice President
                          424 Church Street, 6th Floor
                           Nashville, Tennessee 37219
                                  615-748-4745
                          (Name, address and telephone
                          number of agent for service)

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                             MURPHY OIL CORPORATION
               (Exact name of obligor as specified in its charter)

Delaware                                               71-0361522
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification No.)

200 Peach Street                                       71731
El Dorado, Arkansas                                    (Zip Code)
(Address of principal executive offices)


                             MURPHY OIL CORPORATION
                               7.05% Notes due 2029
                       (Title of the indenture securities)

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                                    GENERAL

Item 1.   General information.

          Furnish the following information as to the trustee:

     (a) Name and address of each examining or supervising authority to which it is subject.

               Office of the Comptroller of the Currency
               Marquis One Tower
               Suite 600
               245 Peachtree Center Avenue N.E.
               Atlanta, Georgia 30303

               Federal Reserve Bank of Atlanta,
                 District No. 6
               104 Marietta Street N.E.
               Atlanta, Georgia 30303

               Federal Deposit Insurance Corporation
               Memphis Regional Office
               5100 Poplar Avenue
               Suite 1900
               Memphis, Tennessee 38137

     (b)  Whether it is authorized to exercise corporate trust powers.

                                      Yes.

Item 2.   Affiliations with obligor.

          If the obligor is an affiliate of the trustee, describe each such affiliation.

               The obligor is not an affiliate of the trustee.

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Items 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15:

Murphy Oil Corporation currently is not in default. Accordingly, responses to Items 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 of Form T-1 are not
required under General Instruction B.

Item 16.  List of Exhibits

          List below all exhibits filed as a part of this statement of eligibility.

     Exhibit 1 - Articles of Association, as amended, of the Trustee (See
Exhibit 1 to Form T-1 filed with Registration Statement No. 22-26192 and
Exhibit 10 to Form 10-1 filed with the Commission on February 5, 1999 as
Exhibit 25 to the Current Report on Form 8-K of Service Experts, Inc., each of which is incorporated herein by this reference).

     Exhibit 2 - Certificate of Authority of the Trustee to commence business from the Comptroller of the Currency (See Exhibit 2 to Form T-1 filed with Registration Statement No. 22-26192 which is incorporated herein by this reference).

     Exhibit 3 - Authorization of the Trustee to exercise corporate trust powers (See Exhibit 3 to Form T-1 filed with Registration Statement No. 22-26192 which is incorporated herein by this reference).

     Exhibit 4 - Amended and Restated By-Laws of Trustee (See Exhibit 4 to Form T-1 filed with the Commission on February 5, 1999 as Exhibit 25 to the Current Report on Form 8-K of Service Experts, Inc. which is incorporated herein by this reference).

     Exhibit 5 - Not applicable.

     Exhibit 6 - The consent of the Trustee required by Section 321(b) of the Act.

     Exhibit 7- A copy of the latest report of condition of the trustee published pursuant to law or the requirements of its supervising or examining authority.

     Exhibit 8 - Not applicable.

     Exhibit 9 - Not applicable.

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     Pursuant to the requirements of the Trust Indenture Act of 1939, the trustee, SunTrust Bank, Nashville, N.A., a national banking association organized and existing under the laws of the United States, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the city of Nashville, and State of Tennessee, on the 30th day of April, 1999.

                                        SUNTRUST BANK, NASHVILLE, N.A.


                                        By:   /s/ Donna Williams
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                                                  Donna Williams, Vice
                                                  President

Attest:


By:  /s/ Jonathon Chayes
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         Jonathon Chayes,
         Assistant Vice President and
         Trust Officer

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